Exhibit 10.2

EXECUTION COPY

QUAD CITY BANK AND TRUST COMPANY

AMENDMENT NUMBER ONE TO THE
NON-QUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

          This amendment (“Amendment”) is made this 21st day of March, 2006 (the “Effective Date”) by and between QUAD CITY BANK AND TRUST COMPANY (the “Bank”), a state-chartered commercial bank, QCR HOLDINGS, INC. (the “Holding Company”) and MICHAEL A. BAUER (the “Executive”).

WITNESSETH:

          WHEREAS, the Executive is employed by the Bank and the Holding Company as a dual employee;

          WHEREAS, the Bank and the Executive entered into the Non-Qualified Supplemental Executive Retirement Agreement (the “Agreement”), dated February 1, 2004, to provide additional retirement benefits to the Executive; and

          WHEREAS, the Bank and the Executive desire to amend the Agreement, solely with respect to the terms of the Executive’s participation in the Agreement, to supplement the amount of the retirement benefits provided to the Executive under the Agreement and to revise the provisions regarding the timing of distributions made to the Executive under the Agreement upon the Executive’s retirement.

          NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is agreed and acknowledged by the parties hereto, it is hereby agreed as follows:

1.

Notwithstanding any provision in the Agreement or the Non-Qualified Supplemental Executive Retirement Joinder Agreement (the “Joinder Agreement”) to the contrary, if the Executive is continually in service with the Bank and/or the Holding Company from the Effective Date of this Amendment until the date that he attains age 60, the Executive shall begin receiving his Supplemental Retirement Benefit within 30 days following the Executive’s attainment of age 60, regardless of whether the Executive remains employed by the Bank and/or the Holding Company subsequent to his attainment of age 60.

2.

Notwithstanding any provision in the Agreement or the Joinder Agreement to the contrary, in accordance with the preceding paragraph, the Executive’s  Supplemental Retirement Benefit upon attainment of age 60 shall be an annual amount (before taking into account any applicable federal and state tax withholding) equal to $117,000.  Such annual amount shall be paid to the Executive for a period of 15 years in the form of substantially equal monthly installment payments.  The Supplemental Retirement Benefit described in this Amendment shall be paid to the Executive in lieu of the Supplemental Retirement Benefit that would otherwise be paid to the Executive under the terms of the Agreement without regard to this Amendment.

EXECUTION COPY

3.

If the Executive’s employment with both the Bank and the Holding Company terminates for any reason prior to the Executive’s attainment of age 60, his benefit under the Agreement and, if applicable, the benefit of his Beneficiary under the Agreement, shall be determined in accordance with the terms of the Agreement without regard to this Amendment.

          IN WITNESS WHEREOF, the Bank, the Holding Company and the Executive have caused this Amendment to be executed as of the 21st day of March, 2006.

QUAD CITY BANK AND TRUST COMPANY		MICHAEL A. BAUER

By:	/s/ Douglas M. Hultquist	/s/ Michael A. Bauer

Its:	Chairman

QCR HOLDINGS, INC.

By:	/s/ James J. Brownson

Its:	Chairman, Executive Committee